Exhibit 99.1

B&G Foods Announces First Quarter 2007 Financial Results

Parsippany, N.J., May 7, 2007—B&G Foods, Inc. (AMEX: BGF), a manufacturer and distributor of high-quality, shelf-stable foods, today announced financial results for the thirteen weeks ended March 31, 2007 (first quarter of 2007).

Financial Results for the First Quarter

Net sales for the first quarter of 2007 increased 11.6% to $103.7 million from $93.0 million for the thirteen weeks ended April 1, 2006 (first quarter of 2006).  The Cream of Wheat acquisition completed effective February 25, 2007 accounted for $6.5 million of the net sales increase.  The remaining $4.2 million increase in net sales related to increases in sales price and unit volume.  Gross profit for the first quarter of 2007 increased 17.3% to $32.7 million from $27.9 million in the first quarter of 2006.  Gross profit expressed as a percentage of net sales increased 1.5% to 31.5% for the first quarter of 2007 from 30.0% in the first quarter of 2006.  The increase in gross profit expressed as a percentage of net sales was primarily due to Cream of Wheat’s gross profit for the month of March, which improved our overall gross profit expressed as a percentage of net sales for March by 1.8%.  Operating income increased 19.0% to $18.7 million for the first quarter of 2007, from $15.7 million in the first quarter of 2006.

Net income was $4.1 million for the first quarter of 2007 compared to $3.0 million for the first quarter of 2006.  Earnings per share of Class A common stock increased to $0.20 in the first quarter of 2007 from $0.16 in the first quarter of 2006 and loss per share of Class B common stock for the first quarter of 2007 was $0.01 compared to $0.05 in the first quarter of 2006.

For the first quarter of 2007, EBITDA (see “About Non-GAAP Financial Measures” below) increased 21.0% to $21.1 million from $17.5 million for the first quarter of 2006.

David L. Wenner, Chief Executive Officer of B&G Foods, stated, “Our solid first quarter performance was driven by the positive contribution from our recently-acquired Cream of Wheat business as well as by sales price and unit volume increases.  We continue to manage expenses effectively, and believe we are well-positioned to execute our growth and operating strategies throughout fiscal 2007.”

Conference Call

B&G Foods will hold a webcast and conference call at 4:30 pm ET today, May 7, 2007.  The call will be webcast live over the Internet from the Investor Relations section of B&G Foods’ website at www.bgfoods.com under “Investor Relations—Company Overview.”  Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast.  The call can also be accessed live over the phone by dialing (866) 293-8707 or for international callers by dialing (913) 312-1227.

A replay of the call will be available one hour after the call and can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international callers; the password is 6433614.  The replay will be available from May 7, 2007 through May 14, 2007.

About Non-GAAP Financial Measures

EBITDA (net income before net interest expense, income taxes, depreciation and amortization) is a “non-GAAP (Generally Accepted Accounting Principles) financial measure.”  A non-GAAP financial measure is defined as a numerical measure of our financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated balance sheets and related consolidated statements of operations and cash flows.

Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures. A reconciliation of EBITDA with the most directly comparable GAAP measure is included below for the first quarter of 2007 and the first quarter of 2006, along with the components of EBITDA.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico.  B&G Foods’ products include hot cereals, jams, jellies and fruit spreads, canned meats and beans, spices, seasonings, marinades, hot sauces, wine vinegar, maple syrup, molasses, salad dressings, Mexican-style sauces, taco shells and kits, salsas, pickles and peppers and other specialty food products.  B&G Foods competes in the retail grocery, food service, specialty store, private label, club and mass merchandiser channels of distribution.  Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Brer Rabbit, Cream of Rice, Cream of Wheat, Emeril’s, Grandma’s Molasses, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Ortega, Polaner, Red Devil, Regina, San Del, Sa-són Ac’cent, Trappey’s, Underwood, Vermont Maid and Wright’s.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission.

Contacts:

Investor Relations: ICR, Inc. Don Duffy 866-211-8151	Media Relations: ICR, Inc. John Flanagan 203-682-8222

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets
(Dollars in thousands, except per share data)

(Unaudited)

	March 31, 2007	December 30, 2006
Assets
Current assets:
Cash and cash equivalents	$28,046	$29,626
Trade accounts receivable, net	35,425	31,090
Inventories	87,606	78,269
Prepaid expenses	2,653	3,246
Deferred income taxes	2,574	2,574
Income tax receivable	591	516
Total current assets	156,895	145,321

Property, plant and equipment, net of accumulated depreciation of $49,520 and $47,720	43,619	40,269
Goodwill	253,714	198,076
Trademarks	227,220	200,220
Customer relationship intangibles, net	127,606	14,369
Net deferred financing costs and other assets	21,171	17,950
Total assets	$830,225	$616,205

Liabilities and Stockholders’ Equity

Current liabilities:
Trade accounts payable	$21,938	$21,520
Accrued expenses	22,326	16,520
Dividends payable	4,240	4,240
Total current liabilities	48,504	42,280

Long-term debt	635,800	430,800
Other liabilities	6,959	4,972
Deferred income taxes	64,323	62,666
Total liabilities	755,586	540,718

Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Class A common stock, $0.01 par value per share. Authorized 100,000,000 shares; issued and outstanding 20,000,000 shares	200	200
Class B common stock, $0.01 par value per share. Authorized 25,000,000 shares; issued and outstanding 7,556,443 shares	76	76
Additional paid-in capital	114,912	119,152
Accumulated other comprehensive loss	(2,586)	(1,904)
Accumulated deficit	(37,963)	(42,037)
Total stockholders’ equity	74,639	75,487
Total liabilities and stockholders’ equity	$830,225	$616,205

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations
(Dollars in thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended
	March 31, 2007	April 1, 2006

Net sales	$103,745	$92,980
Cost of goods sold	71,062	65,114
Gross profit	32,683	27,866

Operating expenses:
Sales, marketing and distribution expenses	11,504	10,481
General and administrative expenses	1,830	1,688
Amortization expense—customer relationships	663	—
Operating income	18,686	15,697

Other expenses:
Interest expense, net	12,125	10,858
Income before income tax expense	6,561	4,839
Income tax expense	2,487	1,887
Net income	$4,074	$2,952

Earnings per share calculations:
Basic and diluted distributed earnings per share:
Class A common stock	$0.21	$0.21
Basic and diluted earnings (loss) per share:
Class A common stock	$0.20	$0.16
Class B common stock	$(0.01)	$(0.05)

Reconciliation of EBITDA to Net Income and to Net Cash Provided by Operating Activities (Dollars in thousands).

	Thirteen Weeks Ended
	March 31, 2007	April 1, 2006
Net income	$4,074	$2,952
Income tax expense	2,487	1,887
Interest expense, net	12,125	10,858
Depreciation and amortization	2,458	1,771
EBITDA	21,144	17,468
Income tax expense	(2,487)	(1,887)
Interest expense, net	(12,125)	(10,858)
Deferred income taxes	2,076	1,616
Amortization of deferred financing costs	773	708
Changes in assets and liabilities, net of effects of business combination	(4,564)	1,601
Net cash provided by operating activities	$4,817	$8,648

(1)          We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization.  We believe that the most directly comparable GAAP financial measure to EBITDA is net cash provided by operating activities.  We believe that EBITDA is useful to management and investors as a measure of comparative operating performance because we view our results, after eliminating depreciation, amortization and other non-cash charges from net income, as a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations.  We use EBITDA in our business operations, among other things, to evaluate our operating performance, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs.  We also present EBITDA because we believe it is a useful indicator of our historical debt capacity and ability to service debt and because covenants in our credit facility and the indentures governing the senior notes and the senior subordinated notes contain ratios based on these measures.  EBITDA is not a substitute for operating income or net income, as determined in accordance with generally accepted accounting principles.  EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions, if any, and pay its income taxes and dividends, if any.  Rather, EBITDA is a potential indicator of an entity’s ability to fund these cash requirements.  EBITDA also is not a complete measure of an entity’s profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses and income taxes.  EBITDA, as we define it, may differ from similarly named measures used by other entities.